Exhibit 10

The Shareholders and Board of Trustees
USAA State Tax-Free Trust:

We consent to the use of our reports dated May 8, 1998, on the financial statements of the Florida Tax-Free Income, Florida Tax-Free Money Market, Texas Tax-Free Income, and Texas Tax-Free Money Market Funds, separate Funds of USAA State Tax-Free Trust (the Trust), incorporated herein by reference and to the references to our firm under the headings "Financial Highlights" in the prospectuses and "Independent Auditors" in the statements of additional information.

                                               /s/ KPMG Peat Marwick LLP
                                               -------------------------
                                               KPMG PEAT MARWICK LLP

San Antonio, Texas
May 28, 1998